As filed with the Securities and Exchange Commission on January 13, 2017

Registration No. 333-172824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLARWINDOW TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	59-3509694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SolarWindow Technologies, Inc.

10632 Little Patuxent Parkway, Suite 406

Columbia, Maryland 21044

(Address of Principal Executive Offices) (zip code)

2006 Incentive Stock Option Plan

(Full title of the plan)

John A. Conklin

10632 Little Patuxent Parkway, Suite 406

Columbia, Maryland 21044

(Name and address of agent for service)

(800) 213-0689

(Telephone number, including area code, of agent for service)

Copy to:

Joseph Sierchio, Esq.

Satterlee Stephens LLP

230 Park Avenue

New York, New York 10169

Telephone: (212) 818-9200

Facsimile: (212) 818-9606

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form S-8 File No. 333-172824 is being filed to update certain financial and shareholder information contained in the Registrant’s previously filed Registration Statement on Form S-8. This Registration Statement includes a reoffer prospectus in Part I (the “Reoffer Prospectus”), which has been prepared in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3, and may be used for reoffers of shares of common stock (acquired or to be acquired pursuant to awards granted under the Registrant’s 2006 Incentive Stock Option Plan) that are defined as “control securities” or “restricted securities” under General Instruction C of Form S-8.

The names of persons selling shares under the Reoffer Prospectus and the amount of such shares are set forth below under the caption “Selling Stockholders” to the extent Registrant presently has such information; however, other affiliate selling stockholders may elect to sell shares under the Reoffer Prospectus as they receive them from time to time in the future in which case, as their names and amounts of shares to be reoffered become known, Registrant will supplement the Reoffer Prospectus with that information. In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of Registrant’s common stock issuable under the 2006 Plan may resell restricted securities issued under the 2006 Plan up to that amount under the Reoffer Prospectus without being named therein. Any securities covered by the Reoffer Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Reoffer Prospectus.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be sent or given to participants in the 2006 Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the United States Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

SolarWindow Technologies, Inc.

10632 Little Patuxent Parkway

Suite 406

Columbia, Maryland 21044

Attention: Investor Relations

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REOFFER PROSPECTUS

634,534 SHARES

SOLARWINDOW TECHNOLOGIES, INC. COMMON STOCK

This Reoffer Prospectus relates to the sale of up to 634,534 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by existing selling stockholders (the “Selling Stockholders”) identified in this Reoffer Prospectus for his own account issuable, or issued, pursuant to the Company’s 2006 Incentive Stock Option Plan (the “2006 Plan”). The shares included in this Reoffer Prospectus includes 107,501 shares of our common stock issuable to the Selling Stockholders upon exercise of options issued to the Selling Stockholders pursuant to the 2006 Plan that have vested as of the date of this Reoffer Prospectus and 527,033 shares of common stock issued to the Selling Stockholders pursuant to the 2006 Plan. It is anticipated that the Selling Stockholders will offer common stock for sale at prevailing prices on the OTC Markets Group Inc. QB tier (the “OTCQB”) on the date of sale. We will receive no part of the proceeds from sales made under this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred in connection with the registration and offering of the shares will be borne by us.

The 2006 Plan authorizes the issuance of up to 5,000,000 shares of our common stock to our officers, directors, employees and consultants. This Reoffer Prospectus has been prepared for the purposes of registering the common stock under the Securities Act of 1933, as amended (the “Securities Act”), to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Notwithstanding the registration of the shares of common stock beneficially owned by the Selling Stockholders as further set forth herein, because we do not satisfy the requirements for use of Form S-3, General Instruction C of Form S-8 limits the number of shares that the Selling Stockholders may sell as follows: “the amount of securities to be offered or resold by means of the reoffer prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling securities of the registrant, may not exceed, during any three month period, the amount specified in Rule 144(e) (§230. 144(e)).”

Our common stock is quoted on OTCQB under the symbol “WNDW.” The closing sale price for our common stock on January 11, 2017, was $3.17 per share.

Investing in our common stock involves risks. See the “Risk Factors” section of this Reoffer Prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is January 13, 2017.

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You should rely only on the information contained in this Reoffer Prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this Reoffer Prospectus or incorporated by reference herein is accurate only on the date of this Reoffer Prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus contains forward-looking statements which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon our current assumptions, expectations and projections, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows, (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities, (d) anticipated trends in the industries in which our technology would be utilized, (e) our future financing plans, and (f) our anticipated needs for working capital.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Reoffer Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

We have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities or financing from other sources until, if ever, we generate positive cash flow from operations.

ABOUT THE COMPANY

Except where the context otherwise requires and for purposes of this Reoffer Prospectus only, “we,” “us,” “our,” “Company,” “our Company,” and “SolarWindow” refer to SolarWindow Technologies, Inc., a Nevada corporation, and its consolidated subsidiaries.

Our Company

We were incorporated in the State of Nevada on May 5, 1998, under the name "Octillion Corp." On December 2, 2008, we amended our Articles of Incorporation to effect a change of name to New Energy Technologies, Inc. Effective as of March 9, 2015, we amended our Articles of Incorporation to change our name to SolarWindow Technologies, Inc.

We have been developing two (2) sustainable electricity generating systems. These novel technologies are branded as SolarWindow™ and MotionPower™. On March 2, 2015, we announced that we will exclusively focus on further developing and bringing to market products derived from our SolarWindow™ technology.

At the time of this filing, our proprietary patent-pending SolarWindow™ transparent electricity-generating coatings are the subject of 14 U.S. and international patent filings.

Our SolarWindow™ technology provides the ability to harvest light energy from the sun and artificial sources and generate electricity from a transparent, coating of organic photovoltaic (“OPV”) solar cells applied to glass and plastics. Our SolarWindow™ technology is the subject of a patent pending technology. Initially being developed for application on glass surfaces, SolarWindow™ could potentially be used on any of the more than 85 million commercial and residential buildings in the United States alone.

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The development of our SolarWindow™ technology has advanced through our Sponsored Research Agreement with USF and Stevenson-Wydler Cooperative Research and Development Agreement with the Alliance for Sustainable Energy, LLC, which is the operator of The National Renewable Energy Laboratory (“NREL”).

We have achieved numerous important milestones and overcome major technical challenges in the development of our SolarWindow™ technology, including the ability to generate electricity on glass while remaining see-through. We have also successfully scaled-up our technology from a single solar cell - only one-quarter the size of a grain of rice - to a working array of solar cells which form a one-foot by one-foot early working prototype - our largest-ever SolarWindow™. A pane of glass coated with our SolarWindow™ technology is fabricated by applying our see-through, electricity-generating coatings onto glass surfaces at room temperature and pressure, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome high temperature and high positive or negative pressure-sensitive manufacturing methods common to conventional solar photovoltaic (“PV”) manufacturing.

A brief list of some of our more important milestones includes:

•	entered into the NREL CRADA which is still in effect.

•	filed fourteen patent applications for our electricity-generating coating and SolarWindow™ technology development efforts that are independent of both the USF sponsored research and NREL CRADA research.

•	expanded the use of our SolarWindow™ coatings to include two new product lines for commercial and military aircraft, and the safety and security of military pilots.

•	determined the correct combination of compounds to create a single solar cells, which can successfully generate electricity on glass while remaining stable and transparent.

•	scaled-up from a single solar cell to a one-inch by one-inch “array”. An “array” is an arrangement of multiple solar cells rather than an individual single solar cell.

•	developed a method for spraying our see-through electricity-generating coatings onto glass surfaces at room temperature and pressure, a significant technical achievement which may provide a manufacturing advantage over expensive and cumbersome high temperature-specific and high positive or negative pressure-sensitive manufacturing methods common to conventional solar PV manufacturing.

•	invented and fabricated novel contacts that conduct electricity on SolarWindow™, yet remain see-through. Conventional contacts for conducting electricity use materials which generally block visibility and inhibit transparency, sometimes otherwise creating visible lines on or “in” the window.

•	engineered new methods for absorbing light energy to improve the flow of electrons (negatively charged particles), a process fundamental to generating electricity necessary for power appliances and fixtures. In principle, this advance increases the efficiency of the solar cell and hence its ability to create more electricity from a given level of solar irradiation.

•	discovered new, solution-based compounds that successfully mobilize the electrons necessary for generating electricity on SolarWindow™ and eliminated the use of other materials that could be prone to breakdown or failure. We have been able to produce these compounds from comparatively in-expensive starting materials, and have discovered methods that allow for reproducibility.

•	created methods for increasing power output by maximizing the number of solar-cells present in our SolarWindow™ array for a defined surface area.

•	successfully scaled-up SolarWindow™ prototypes from a one-inch square to a twelve-inch square (144 square inches in surface area).

•	successfully fabricated its latest working window prototype using a faster, rapid scale-up process for applying solution-based coatings.

•	produced the largest OPV device ever fabricated at NREL in the institute’s history.

•	successfully collected and transported electricity using a virtually ‘invisible’ conductive wiring system developed for SolarWindow™.

•	completed performance tests of its transparent electricity-generating coatings for glass and flexible plastics for glass-to-glass lamination processes.

•	successfully demonstrated SolarWindow™ coatings performed under test conditions designed to simulate the high pressure and temperatures of the ‘autoclave’ manufacturing processes used by commercial glass and window producers.

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Products Derived from our SolarWindowTM Technology

We are currently developing products (collectively, the “SolarWindow™ Products”) derived from our SolarWindow™ technology designed to address several potential markets, including:

•	SolarWindow™ - Commercial - A flat glass product for installation in new commercial towers under construction and replacement windows;
•	SolarWindow™ - Structural Glass - Structural glass walls and curtains for tall structures;
•	SolarWindow™ - Architectural Glass - Textured and decorative interior glass walls, room dividers, etc.;
•	SolarWindow™ - Residential - A window glass for installation in new residential homes under construction and replacement windows;
•	SolarWindow™ - Flex - Flexible films which may be applied directly onto glass, similar to aftermarket window tint films, for retrofit to existing commercial towers, buildings, and residential homes;
•	SolarWindow™ - BIPV - Components associated with BIPV applications in homes, buildings, and office towers; and
•	SolarWindow™ Retrofit Veneer - Transparent, tinted, and flexible veneers that installers can apply directly onto existing windows on tall towers and skyscrapers.

Our focus is on the development and deployment of SolarWindow™-Commercial, Structural, and Architectural products. Our product development efforts have - produced early working prototypes for these applications, which we are sharing with potential commercialization partners. Commercialization of the SolarWindowTM technology will require significant further capital, research, development and testing. This additional work should enable us to ascertain whether the SolarWindowTM technology can form the basis for a commercially viable technology or product, and which products will be first to market.

SolarWindow™ Retrofit Veneer products are being developed as transparent, tinted, flexible veneers that can be applied directly on to existing windows. This expanded product line broadens our market reach beyond new and replacement installations, to include windows currently installed on the estimated five million commercial buildings constructed in the U.S. alone. This retrofit veneer product will be developed in parallel to the SolarWindow™ products currently under-going further development.

Recently, we have developed of the capability to integrate transparent SolarWindow™ coatings on to flexible glass. This presents new product opportunities for curved and non-flat surfaces in automotive, aircraft, and military applications. By applying SolarWindow™ coatings on to flexible glass we can develop products with the flexibility of plastic and yet maintain the durability, scratch-resistance, and ease of maintenance of rigid glass.

We do not currently have any commercial products and there is no assurance that we will successfully be able to design, develop, manufacture, or sell any commercial products in the future. Our product development programs involve ongoing R&D and product development efforts, and the commitment of significant resources to support the extensive invention, design, engineering, testing, prototyping, and intellectual property initiatives carried-out by our contract engineers, scientists, and consultants.

We plan to market any SolarWindow™ Products we commercialize through co-marketing and co-promotion, licensing, and distribution arrangements with third party collaborators. To advance the technical development and subsequent commercialization of our SolarWindow™ products, we are actively seeking technology and product licensing and joint venture arrangements with research institutions, commercial partners, and organizations which have established technical competencies, market reach, and mature distribution networks in the solar PV, building-integrated PV, and alternative and renewable energy market industries. We believe that this approach could provide immediate access to pre-existing distribution channels which can increase the market penetration and commercial acceptance of our products, and enable us to avoid expending significant funds for development of a large sales and marketing organization. We have not yet entered into any such arrangements.

We cannot accurately predict the amount of funding or the time required to successfully commercialize our SolarWindow™ technology. The actual cost and time required to commercialize our SolarWindow™ technology may vary significantly depending on, among other things, the results of our R&D efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our R&D programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

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Our Industry and Market Opportunity

Overview

Global energy consumption is expected to increase 53% from 2008 to 2035, according to the Energy Information Administration, and domestic electricity prices have been rising as a consequence of the increased cost of conventional electricity generation fuels and the easing of price caps in some states.

From a total glass market perspective, the world demand for flat glass is forecast to rise 6.3% per year through 2016 to 8.3 billion square meters. The global flat glass market was estimated to be worth $8.3 billion for 2016. Importantly, the global market value of fabricated flat glass is forecast to exceed $100 billion for 2016.

America is the world’s largest consumer of electricity, according to the U.S. Energy Information Administration, with nearly 70% of the nation’s electricity generated by coal and natural gas; 50% of the total U.S. electrical generation relies on coal, a fossil fuel. The environmental impact and rising costs of these non-renewable fuels, along with the potential doubling of global electricity consumption in the coming years, illustrate the need for more creative, sustainable methods for generating electrical power. A forecast of US electricity demand shows an expected increase is usage of 40% by 2032.

We believe our products uniquely address a growing market opportunity for technologies able to generate sustainable electricity. Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for clean, renewable alternative energy sources.

The Market Opportunity for our SolarWindow™ Technology and Products

Based on initial market research, there are no commercially marketed OPV see-through glass windows capable of generating electricity available for sale in the United States. We believe our SolarWindow™ technology and products could be uniquely positioned as first-to-market, if commercially launched.

Unprecedented levels of government initiatives, heightened residential demand for green construction, and improvements in sustainable materials are driving green building. Because buildings account for almost 50% of the energy consumed in developed countries, governments are putting increased focus on legislation and policies to improve their energy efficiency, according to the United States Environmental Protection Agency. In North America, initiatives such as the environmental building rating system (LEED) run by the U.S. Green Building Council are helping to transform the market for added-value glazing, and this trend is expected to continue. We anticipate similar opportunities in Europe, through the development of a European Union-wide energy labeling system for windows. The growth rate for “Green Buildings” is rapidly increasing: 97.5% market share is in retrofits and 2.5% market share in new buildings.

Our SolarWindow™ Products are under development for application to glass surfaces in such buildings, often referred to as “architectural flat glass” and “fabricated glass products”. In the United States, the country’s ten largest cities have more than 444 million square feet of architectural glass, as estimated in a 2010 industry report on flat glass by Pilkington, a major global glass manufacturer. This market is growing in volume, with global growth of around 4-5% annually, with Europe, China and North America accounting for over 70% of global demand, according to the same report. Market research shows the global flat glass market is estimated to be worth $8.3 Billion.

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Our Competitive Strengths

We believe that the following strengths of our SolarWindow™ technology should enable us to compete successfully in the alternative energy industry:

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Our products are first-of-their-kind solutions for generating sustainable electricity. There are no commercially-available transparent OPV products for sale in competition to our technologies and products, and therefore, our SolarWindow™ and MotionPower™ products may be positioned as ‘first-to-market.’

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Our products have unique characteristics, not readily-achievable by other technologies. Our SolarWindow™ products generate electricity while remaining see-through, and are able to produce electricity from both natural and artificial light. These traits are unique to our products and technologies, and have not been replicated by any commercially-available technology.

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Our SolarWindow™ products are designed for application on the vast glass facades of commercial skyscrapers and are not confined to installation on limited rooftop space. The installation of typical roof-rack PV modules is often constrained by limited roof-top areas on commercial skyscrapers. In contrast, our SolarWindow™ Products may be applied to the entire vertical glass façades of skyscrapers. This is important in higher latitude countries where much of the sunlight strikes vertical surfaces more directly in contrast to a more oblique angle on horizontal flat roofs.

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The electricity generated by our technologies is compatible for use with existing energy infrastructure. Our SolarWindow™ and MotionPower™ products are under development for seamless applications in order to avoid burdening potential customers with special utility management systems.

•	SolarWindow™ repurposes passive windows as see-through energy generators.

•	Attractive, ‘passive’ and totally silent product which addresses growing energy demand.

•	Anticipated price point may help deliver greater energy and cost savings when compared to alternatives.

•	SolarWindow™ technology offers a sustainable and disruptive clean technology play.

•	Being developed for high volume and speed production using lower-cost, ambient, area-manufacturing techniques.

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Go-to-Market strategy focuses on deployment using glass companies in an existing large global market with total glass market focus (Raw Glass, Handling, Tempering, Processing, Glazing/Assembly, Installation).

•	The SolarWindow™ product is the element of value is the inherent benefit of turning a passive window into an active electricity-generating window.

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Our Business Strategy

Our goal is to complete the product development phase for our SolarWindow™ technologies and then, to the extent warranted, work towards commercial launch of SolarWindow™ products. Key elements of our business strategy include:

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Partnering with research institutions, product development firms, and others with proven technology expertise. We are currently working with scientists at NREL for the ongoing development of our SolarWindow™ Products. We will seek to engage additional firms and institutions with important technical and product development competencies as needed.

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Identifying partnerships for technology out-licensing and in-licensing opportunities. We are actively engaged in identifying potential industry or commercial partnerships for the out-licensing of our technologies, or, if warranted, the in-licensing of certain enabling technologies that could help accelerate our product development programs by reducing our need for internal research and development.

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Fostering commercial partnerships and joint ventures with industry partners. We are continuously working to develop commercial partnerships and joint ventures with third-parties, which could help us accelerate the development of our sales and distribution pipeline for any products which we develop.

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Developing pricing models that capitalize on available energy subsidies in order to make our products affordable and attractive to end-users. In developing pricing strategies for any products we are able to develop, we would seek to provide our potential customers with access to various subsidies, government incentives, tax credits, and other related financial mechanisms.

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Developing cost-effective and efficient supply-chain management and manufacturing processes. Both our SolarWindow™ and MotionPower™ technologies and products would require manufacturing systems and supply-chain management expertise. We have begun to strategize and work towards addressing these needs in a cost-effective and efficient manner.

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Identifying and potentially acquiring strategic and/or complementary technologies. We are actively engaged in identifying technologies which may be strategic and/or complementary to our SolarWindow™ and/or MotionPower™ technologies for potential acquisition.

•	Raising capital in new, engaging, and innovative ways in order to continue and potentially accelerate our path to commercialization as well as building shareholder value.

•	Formalizing strategic relationships with glass, energy, and building industries - partnerships can provide commercial reach.

•	Working with strategic partners to design and build SolarWindow™ products that are ready for commercial production.

•	Identifying and developing additional applications and markets for our SolarWindow™ products.

Corporate Information

Our corporate headquarters is located at 10632 Little Patuxent Parkway, Suite 406 Columbia, Maryland 21044. Our telephone number is (800) 213-0689; our fax number is (240) 554-2316. Our website is www.solarwindow.com. Information contained on our web site (or any other website) does not constitute part of this Reoffer Prospectus.

Risk Factors

Our business operations are subject to numerous risks, including the risk of delays in or discontinuation of our research and development due to lack of financing, inability to obtain necessary regulatory approvals to market the products, unforeseen safety issues relating to the products and dependence on third party collaborators to conduct research and development of the products. We are a development stage company; we have not generated any revenue since inception and we do not expect to generate any revenue for the foreseeable future. We have incurred losses since inception. Our independent registered public accountant has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern. For a more detailed discussion of some of the risks you should consider, you are urged to carefully review and consider the section titled “Risk Factors” of this Reoffer Prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before purchasing any shares. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading price of our common stock could decline, and you may lose all or part of your investment. You should acquire the Units only if you can afford to lose your entire investment. You should also refer to the other information contained in this Reoffer Prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Forward Looking Statements.” The risks described below and contained in our other periodic reports are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Risks Related To Our Business

We have experienced significant losses, have not generated any revenues, expect losses to continue for the foreseeable future and our auditors have issued a going concern explanation in their report on our most recent audited financial statements.

We have not generated any revenue since inception and do not expect to generate any revenue for the foreseeable future. We had a net loss of $4,637,313 and $8,092,744 for our fiscal years ended August 31, 2016 and 2015, respectively, and we have incurred a cumulative deficit of $33,676,327 from inception (May 5, 1998) through August 31, 2016. We anticipate incurring losses through at least December 2017. As a result of our recurring losses from operations and substantial accumulated deficit, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements for our fiscal year ended August 31, 2016.

The sale by our stockholders of restricted shares, either pursuant to a resale prospectus or Rule 144, may adversely affect our ability to raise the funds we will require to effectuate our business plan.

As of the date of this Reoffer Prospectus, we had 28,666,741 shares issued and outstanding, of which 9,002,302 are deemed “restricted securities” within the meaning of Rule 144, as promulgated under the Securities Act (“Rule 144”). The possibility that substantial amounts of our common stock may be sold into the public market, either under Rule 144, or pursuant to a resale registration statement, may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities because of the perception that future resales could decrease our stock price and because of the availability of resale shares to those interested in investing in our common stock.

We may require additional financing to expand, accelerate or sustain our current level of operations beyond March 2017, and failure to obtain such financing would have a material adverse effect on our business, operating results, financial condition and prospects.

As of August 31, 2016, we had cash and cash equivalents of $2,509,215. We anticipate that we will remain engaged in research and product development activities at least through December 2017. Based upon our current level of operations and expenditures, we believe that absent any modification or expansion of our existing research, development and testing activities, cash on hand should be sufficient to enable us to continue operations through June 2017. There is no assurance that we will be able to generate revenue and achieve profitability or secure additional financing once our current cash balance is depleted. Any significant expansion in scope or acceleration in timing of our current research and development activities, or commencement of any marketing and sales activities, will require additional funds.

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If adequate funds, including proceeds, if any, from this offering are not available on reasonable terms or at all, it would result in a material adverse effect on our business, operating results, financial condition and prospects. In particular, we may be required to delay, reduce the scope of or terminate one or more of our research programs, sell rights to our SolarWindow™ technology or other technologies or products based upon such technologies, or license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

Even if financing is available to us, because we cannot currently estimate the amount of funds or time required to commercialize our technologies, we may secure less funding than is actually required to effectuate our business plan.

We are currently in the advanced stages of our research and development and have come to the point where larger and faster equipment is necessary for development to continue and to be able to come to market with a commercially viable product; however, we cannot accurately predict the amount of funding or the time required to successfully commercialize the SolarWindow™ technology. The actual cost and time required to commercialize these technologies may vary significantly depending on, among other things, the results of our research and development efforts, the cost of developing, acquiring, or licensing various enabling technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing claims with respect to patents, the regulatory approval process and manufacturing, marketing and other costs associated with commercialization of these technologies. Because of this uncertainty, even if financing is available to us, we may secure insufficient funding to effectuate our business plan.

We may compete for the time and efforts of our officers and directors.

Certain of our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts. Except for Mr. John A. Conklin, our President and Chief Executive Officer, Chief Financial Officer and a director, none of our directors anticipate devoting more than approximately five percent of their working time to our matters.

The success of our research and development activities is uncertain. If such efforts are not successful, we will be unable to generate revenues from our operations and we may have to cease doing business.

Commercialization of the SolarWindow™ technology will require significant further research, development and testing as we must ascertain whether the SolarWindow™ technology can form the basis for a commercially viable technology or product. If our research and development fails to prove commercial viability of the SolarWindow™ technology, we may need to abandon our business model and/or cease doing business, in which case our shares may have no value and you may lose your investment. We anticipate we will remain engaged in development through at least June 2017.

The development of the SolarWindow™ technology is subject to the risks of failure inherent to the development of any novel technology.

Ultimately, the development and commercialization of the SolarWindow™ technology is subject to a number of risks that are particular to the development and commercialization of any novel technology. These risks include, but are not limited to, the following:

•	our research and development efforts may not produce a commercially viable product;
•	we may fail to maintain license rights to the SolarWindow™ technology (or any of its derivatives);
•	we may fail to develop, acquire, or license various enabling technologies that may be integral to the commercialization of the SolarWindow™ (or any of its derivatives);
•	the SolarWindow™ technology (or any of its derivatives) may ultimately prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;
•	the SolarWindow™ technology (or any of its derivatives), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;
•	our marketing license or proprietary rights to products derived from the SolarWindow™ technology may not be sufficient to protect our products from competitors;
•	the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing products utilizing the SolarWindow™ technology; or,
•	third parties may market superior, more effective, or less expensive technologies or products having comparable results to the SolarWindow™ (or any of its derivatives).

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If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the SolarWindow™ technology, we will not achieve profitable operations and your investment may be lost.

In order to commercialize the SolarWindow™ technology, we may need to obtain regulatory approval from various local, state, federal or international agencies. At this time, we do not have a product to be submitted for regulatory approval. The process for obtaining such regulatory approvals may be time consuming and costly, and there is no guaranty that we will be able to obtain such approvals. The failure to obtain any necessary regulatory approvals could delay or prevent us from achieving profitability, which could result in the total loss of your investment.

Our ability to operate profitably is directly related to our ability to develop, protect and perfect rights in and to our proprietary technology.

We rely on a combination of trademark, trade secret, nondisclosure, copyright and patent law to protect our SolarWindow™ technology, which may afford only limited protection.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity, scope or enforceability of our proprietary rights. Any such claims could be time consuming, result in costly litigation, or force us to enter into royalty or license agreements rather than dispute the merits of such claims, requiring us to pay royalties and/or license fees to third parties. There is always a risk that patents, if issued, may be subsequently invalidated, either in whole or in part and this could diminish or extinguish protection for any technology we may license or may adversely affect our ability to fully commercialize our technologies.

We generally require our subsidiaries and our employees, consultants, advisors and collaborators to execute appropriate agreements with us, regarding the confidential information developed or made known to such persons during the course of their engagement by us. These agreements provide that any proprietary technologies developed during such engagement are owned by us and that confidential information pertaining to such technologies will be kept confidential and not disclosed to third parties except in specific circumstances. These agreements also provide for the assignment to us by any such person of any patents issued with respect to any such technologies. If these provisions are breached, we may not be able to fully perfect our rights to the technologies in question, and in some instances, we may not have an appropriate remedy available for the damages that we may incur as a result of any such breach.

We may be accused of infringing the intellectual property rights of others.

We cannot guarantee that we will not become the subject of infringement claims or legal proceedings by third parties with respect to our current programs or future technology developments. Any such claims could be time consuming, result in costly litigation and could ultimately lead to a determination that the SolarWindow™ technology, or any of its derivatives, infringe on a third party's patent rights.

If we fail to obtain additional licenses in the future required to maintain our rights to market products developed, if any, we may need to curtail or cease operations.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain and maintain any such licenses could have a material adverse effect on our business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

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Compliance with environmental regulations, or dealing with harmful or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful or hazardous materials, but they may occasionally do so. Accordingly, we may become subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations. We do not have any insurance coverage with respect to damages or liabilities we may incur as a result of these activities.

In seeking to acquire or develop technologies, we are operating in highly competitive markets and our competitors have several competitive advantages over us.

Our commercial success will depend on our ability to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The alternative energy industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter is expected to come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies have several competitive advantages, including:

•	significantly greater name recognition;
•	established relations with customers;
•	established distribution networks;
•	more advanced technologies and product development;
•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;
•	greater experience in conducting research and development, manufacturing, obtaining regulatory approval for products, and marketing approved products;
•	greater financial and human resources for product development, sales and marketing, and
•	the ability to endure potentially prolonged patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Any products developed from our SolarWindow™ technology will face competition from other companies producing solar power and/or energy harvesting products.

The solar power market is intensely competitive and rapidly evolving. The energy harvesting market is not well-defined, immature, and evolving with uncertainty. When, or if, this market matures, it may also be intensely competitive.

Our competitors are better capitalized, have established market positions, and if we fail to attract and retain customers and establish a successful distribution network for our solar products, we may be unable to achieve adequate sales and market share. There are a number of major multi-national corporations that produce solar power and alternative energy products, which may be competitive with those that we are seeking to develop, including Heliatek, Dyetec Solar, Dysol, Solarmer Energy, BP Solar, Kyocera, Sharp, GE, Mitsubishi, Solar World AG and Sanyo, Eight19, Ubiquitous Energy, Oxford Photovoltaics, ONYX Solar, among others. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power and alternative energy technologies that may have costs similar to, or lower than, our projected costs.

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Technological changes could render our products uncompetitive or obsolete, which could prevent us from achieving market share and sales.

Our failure to refine our technologies and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from achieving market share and sales. The alternative energy industry is rapidly evolving and highly competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the industry and to compete in the future and we may be unable to secure such financing. We believe that a variety of competing solar and alternative energy technologies may be under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of products.

To the extent we are able to develop and commercialize products based upon or derived from the SolarWindow™ technology, if such products do not gain market acceptance, we may not achieve sales and market share.

The development of a successful market for our products may be adversely affected by a number of factors, some of which are beyond our control, including:

•	customer acceptance of our products;
•	our failure to produce products that compete favorably against other alternative energy and solar-photovoltaic power products on the basis of cost, quality and performance;
•

our failure to produce products that compete favorably against conventional energy sources and alternative distributed-generation technologies, such as wind, biomass and solar thermal, on the basis of cost, quality and performance;

•	performance and reliability of our products as compared with conventional and alternative energy products;
•

our failure to qualify for and secure government reimbursements, tax incentives and any other financial subsidies that may be available to consumers for the implementation of alternative energy technologies such as solar systems at such time as our products become available for commercial sale, and which potential customers for our products may reasonably expect; and

•	our failure to develop and maintain successful partnerships with manufacturers, distributors, and other resellers, as well as strategic partners.

If our products fail to gain market acceptance, we will be unable to achieve sales and market share.

If solar photovoltaic harvesting technologies are not suitable for widespread adoption or sufficient demand for such products does not develop or takes longer to develop than we anticipate, we may not be able to profitably exploit the SolarWindow™ technology.

The market for OPV solar-energy related products is emerging and rapidly evolving, and the market for energy harvesting products is generally unproven and not yet established. The success of products for these markets is uncertain.

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If our solar power or energy harvesting technologies prove unsuitable for widespread commercial deployment or if demand for such power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for such products in the particular markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar and energy capture and conversion products, including:

•	cost-effectiveness of such technologies as compared with conventional and competitive alternative energy technologies;
•	performance and reliability of such products as compared with conventional and competitive alternative energy products;
•	success of other alternative energy technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and solar thermal technologies;
•	public concern regarding energy security, the potential risks associated with global warming, the environmental and social impacts of fossil fuel extraction and use;
•	fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
•	increases or decreases in the prices of oil, coal and natural gas;
•	capital expenditures by customers, which tend to decrease when domestic or foreign economies slow;
•	continued deregulation of the electric power industry and broader energy industry; and
•	availability of government subsidies and incentives.

Our growth and success, and that of the SolarWindow™ technologies and products, depends on our ability to develop new products and services and adapt to market and customer needs.

The sectors in which we operate experience rapid and significant changes due to the introduction of innovative technologies. Introducing new technology products and innovative services, which we must do on an ongoing basis to meet customers' needs, requires a significant commitment to research and development, which may not result in success. We are a pre-revenue and may suffer if it invests in technologies that do not function as expected or are not accepted in the marketplace or if its products, systems or service offers are not brought to market in a timely manner, become obsolete or are not responsive to our customers' requirements.

Our business model and strategy involves growth through acquisitions, joint ventures and mergers that may be difficult to execute.

Our business model and strategy involves growth through acquisitions, joint ventures and mergers. External growth transactions are inherently risky because of the difficulties that may arise in integrating people, operations, technologies and products, and the related acquisition, administrative and other costs.

We are dependent upon hiring and retaining highly qualified management and technical personnel.

Competition for highly qualified management and technical personnel is intense in our industry. Future success depends in part on our ability to hire, assimilate and retain engineers, salespeople and other qualified personnel, especially in the area of OPV with focus in our SolarWindow™ technologies and products. A key risk is our ability to anticipate their needs for certain key competences and to implement HR solutions to recruit or improve these competences. We believe that two key competences required in the near term are a PhD OPV Scientist and a Chief Financial Officer.

We may be the subject of product liability claims and other adverse effects due to defective products, design faults or harm caused to persons and property.

Despite our development, testing, and quality procedures, our SolarWindow™ products might not operate properly or might contain design faults or defects, which could give rise to disputes in respect of its liability. Product liability related to defective products could lead to a loss of revenue, claims under warranty and legal proceedings. Such disputes could result in a fall-off in demand or harm our reputation for safety and quality.

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Our SolarWindow™ technology and products will be subject to environmental, occupational safety & hygiene, Underwriter laboratory, electrical codes, and other state and federal, EU, and other Country regulations.

Our SolarWindow™ technologies and products are will subject to extensive and increasingly stringent environmental, occupational safety & health, Underwriter Laboratory, electrical codes, and other state and federal, EU laws and regulations (“Laws & Regulations”). There can be no guarantee that we will not be required to pay significant fines or compensation as a result of past, current or future breaches of Laws & Regulations. This exposure exists even if we are not responsible for the breaches, in cases where they were committed in the past by companies or businesses that were not part of ours that may be exposed to the risk of claims for breaches of these Laws & Regulations. Such claims could adversely affect our financial position and reputation, despite the efforts and investments made to comply at all times with all applicable Laws & Regulations. If we fail to conduct its businesses in full compliance with the applicable Laws & Regulations, the judicial or regulatory authorities could require us to conduct investigations and/or implement costly curative measures.

Our business faces significant risks related to interest rate, State & Federal subsidies, modified accelerated cost recovery system, taxes, depreciation, etc.

Our Financial and Revenue Modeling and Estimates (the “Model”) are exposed to risks associated with the effect of changing interest rates, State & Federal subsidies, modified accelerated cost recovery system (MACRS), taxes, depreciation, renewable energy tax credits, etc. risk. These risks affect borrowings; return on investment (ROI), internal rate of return (IRR) or economic rate of return (ERR), etc. and the ability to borrow or raise capital to secure deployment funding. If any of these Financial and Revenue Modeling and Estimation parameters fail to exist, cease to be available, or diminish in any way, our Financial and Revenue Modeling and Estimates may not be accurate or reveal profitability, or favorable ROI and/or IRR necessary for SolarWindow™ technology or related product deployment.

Our financial model may prove to be inaccurate and our SolarWindow™ technology or related products may not be cost effective.

Although our independently verified Model has shown that our SolarWindow™ technology can provide a one-year payback, it is based upon a number of assumptions that may not prove accurate. If the Model is inaccurate our SolarWindow™ technology or related product may not provide potential customers with sufficient ROI to be a cost effective alternative to other available products.

An increase in raw material prices could have negative consequences on our long-term profitability.

We face exposure to fluctuations in energy, raw and chemical material, and glass and plastic film prices. If we are not able to hedge, compensate or pass on our increased costs to customers, this could have an adverse impact on its financial results and stability, and deployment of SolarWindow™ technologies or products.

We lack sales and marketing experience and will likely rely on third party marketers.

We have limited experience in sales, marketing or distribution of photovoltaic and energy capture and conversion products. We expect to market and sell or otherwise commercialize the SolarWindow™ technology (or any of its derivatives) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. Therefore, any revenues received by us will be dependent on the efforts of third parties. If any such parties breach or terminate their agreements with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the SolarWindow™ technology (or any of its derivatives) would be delayed or terminated, which would adversely affect our ability to generate revenues and our profitability.

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Risks Related To Ownership of Our Common Stock and This Offering

The trading price of our common stock historically has been volatile and may not reflect its actual value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic our control. In recent years, broad stock market indices in general, and smaller capitalization companies in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock.

Substantial sales of our common stock could lower our stock price.

As of the date of this Reoffer Prospectus we had 28,666,741 shares of common stock outstanding, of which 19,996,789 shares are freely tradable. Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline.

Our common stock is a penny stock and is not traded on a national securities exchange, therefore you may find it difficult to sell the shares of our common stock you acquire in this offering.

Our common stock is traded on the OTCQB. The OTCQB is viewed by most investors as a less desirable, and less liquid, marketplace. As a result, an investor may find it more difficult to purchase, dispose of or obtain accurate quotations as to the value of our common stock.

Additionally, our common stock is subject to regulations of the SEC applicable to “penny stock.” Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Rules 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

In addition, the penny stock regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

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Kalen Capital Corporation (“KCC”), a private corporation solely owned by Mr. Harmel S. Rayat, a former officer and director and director of ours, beneficially owns approximately 66% of our issued and outstanding stock when giving effect to derivative securities owned by KCC. This ownership interest may preclude you from influencing significant corporate decisions.

As of November 9, 2016, Kalen Capital Holdings LLC, a wholly owned subsidiary of KCC, a private corporation solely owned by Harmel S. Rayat, beneficially owned approximately 29,042,546 shares (including shares issuable upon exercise of outstanding warrants, conversion of the Convertible Note and the exercise of the warrants included upon conversion thereof), or approximately 66%, of our outstanding common stock. On October 7, 2013, we received a loan in the principal amount of $3,000,000 from KCC and issued the Convertible Note, as amended pursuant to the Amended Bridge Loan Agreement (the “Amended BLA”), which if converted on November 9, 2016 in the full amount, including all accrued interest, at $1.37 per Unit, would result in the issuance of an additional 2,714,235 shares of our common stock and a warrant to purchase up to an additional 2,714,235 shares of our common stock. As a result, Mr. Rayat may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Mr. Rayat's interests may be different from yours. For example, he may support proposals and actions with which you may disagree or which are not in your interest. This concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, Mr. Rayat could use his voting influence to maintain our existing management and directors in office, or support or reject other management and Board proposals that are subject to stockholder approval, such as the adoption of employee stock plans and significant unregistered financing transactions.

Although our common stock is currently quoted on the OTCQB, if we do not meet or comply with the recent changes to the OTCQB our shares may be delisted from the OTCQB and would likely be traded on the OTC Pink (aka the Pink Sheets).

Although our common stock is currently quoted on the OTCQB, effective as of May 1, 2014, the OTC Markets Group Inc. changed its rules for OTCQB eligibility. To be eligible for OTCQB, companies will be required to:

•	Meet a minimum bid price test of $0.01. Securities that do not meet the minimum bid price test will be downgraded to OTC Pink;
•	Submit an application to OTCQB and pay an application and annual fee; and
•

Submit an OTCQB Annual Certification confirming our Profile displayed on www.otcmarkets.com is current and complete and providing additional information on officers, directors, and controlling shareholders.

In the event we do not submit an annual certification and pay the fee our common stock will likely be downgraded to the OTC Pink, which could adversely affect the market liquidity of our common stock.

We are not subject to compliance with rules requiring the adoption of certain corporate governance measures, which may limit the protections shareholders have against related party transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because a minority of our directors are independent, we do not currently have independent audit, or compensation committees. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against related party transactions, conflicts of interest and similar matters.

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There are options to purchase shares of our common stock currently outstanding.

As of the date of this Reoffer Prospectus we have granted options to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 625,001 shares of our common stock. The exercise prices of these options range from $0.80 to $5.94 per share. If issued, the shares underlying these options would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There are warrants to purchase shares of our common stock currently outstanding.

As of the date of this Reoffer Prospectus we have issued warrants to purchase shares of our common stock to various persons and entities, under which we could be obligated to issue up to 11,586,631 shares of common stock. The exercise prices of these warrants are: (a) $1.37 per share for the Series I Warrant exercisable for 921,875 shares; (b) $1.12 per share for the Series J Warrant exercisable for 3,110,378 shares; (c) $1.20 per share for the Series K Warrant exercisable for 3,110,378 shares; (d) $1.20 per share for the Series L Warrant exercisable for 500,000 shares; (e) $2.34 per share for the Series M Warrants exercisable for 375,000 shares; (g) $3.38 per share for the Series N Warrant exercisable for 767,000 shares; (h) $3.10 per share for the Series O Warrants exercisable for 618,000 shares; (i) $3.70 per share for the Series P Warrants exercisable for 309,000 shares; (j) $3.20 per share for the Series Q Warrants exercisable for 937,500 shares; and (k) $4.00 per share for the Series R Warrants exercisable for 937,500 shares. Other than the Series O Warrants and Series P Warrants, all of the aforementioned warrants may be exercised on a cashless basis. If issued, the shares underlying these warrants would increase the number of shares of our common stock currently outstanding and dilute the holdings and voting rights of our then-existing stockholders.

There is a convertible note in the principal amount of $3,000,000 (the “Convertible Note”) currently outstanding that, if converted, may require us to issue additional shares of our common stock and warrants to purchase our common stock.

On October 7, 2013, we issued the Convertible Note evidencing a loan made to us by KCC. Pursuant to the terms of the Convertible Note, as amended by the Amended BLA, KCC may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest due thereon, into Units, with each Unit consisting of (a) one share of common stock and (b) one warrant allowing KCC to purchase one share of common stock. The Units are convertible at a unit price equal to the lesser of (1) $1.37, or (2) seventy percent of the 20 day average closing price of the Common Stock as quoted on the OTCQB as of the last trading date prior to the date of exercise, subject to a floor of $1.00. The exercise price of each warrant will be equal to sixty percent of the 20 day average closing price of our common stock as quoted on the OTCQB as of the last trading date prior to the date of exercise, subject to a floor of $1.00 (all share prices will be rounded to the nearest cent). The warrant is exercisable for a period of five years from the date of issuance and contains a provision allowing the holder to exercise the warrant on a cashless basis as further set forth therein.

We have entered into registration rights agreements with KCC requiring us to register for resale shares owned by KCC. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to KCC.

On October 7, 2013, as part of the bridge loan made to us by KCC we entered into a registration rights agreement with KCC pursuant to which we agreed to file such number of registration statements as required to register for resale with the SEC all the shares owned by KCC as of October 7, 2014, including all shares issuable upon conversion of any warrants then owned by KCC. As part of the Amended BLA we agreed to include all shares issuable upon exercise of the Series J Warrant, Series K Warrant and the warrant issuable upon exercise of the Convertible Note as part of the Registration Rights Agreement. If we fail to timely file the registration statements we will be obligated to issue additional shares of our common stock to KCC. In the event the we fail to file a registration statement in the time period required, we will issue to KCC additional shares of our common stock equal to 5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to file such registration statement, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 25% of the number of shares of our common stock that were to be registered. Additionally, in the event we fail to cause a registration statement to be declared effective within ninety days from the date of filing, we will issue to KCC additional shares of our common stock equal to 2.5% of the shares of our common stock that were to be registered for every thirty day period for which we fail to cause the SEC to declare such registration statement effective, subject to proration for any portion of such thirty day period and up to a maximum number of shares of our common stock equal to 10% of the number of shares of common stock included in such registration statement.

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There are loans in the principal amount of $3,600,000 outstanding that we do not currently have the funds to repay.

In addition to the Convertible Note, on March 4, 2015, we entered into a bridge loan agreement with 1420468 Alberta Ltd. (which has since been merged with and into KCC) pursuant to which they lent us the principal amount of $600,000 at an annual interest rate of 7% through December 31, 2017. We do not currently have sufficient funds to repay these loans.

We may issue preferred stock which may have greater rights than our common stock.

Our Articles of Incorporation allow our Board of Directors (the “Board”) to issue up to 1,000,000 shares of preferred stock. Currently, no shares of preferred stock are issued and outstanding. However, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from the holders of our common stock. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing it to be converted into shares of common stock, which could dilute the value of our common stock to then current stockholders and could adversely affect the market price, if any, of our common stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on a registered national exchange, such exchange's rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our failure to adequately comply with any of these laws, regulations, standards or rules may result in substantial fines or other penalties and could have an adverse impact on our ongoing operations.

Because we do not intend to pay dividends for the foreseeable future you should not purchase our shares if you are seeking dividend income.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common stock issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

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USE OF PROCEEDS

This Reoffer Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of the shares of common stock registered pursuant to this Reoffer Prospectus. To the extent that we receive any funds from the exercise of options issued to the Selling Stockholders, such funds will be used to fund the development of our SolarWindow™ Technology and for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Reoffer Prospectus are offering up to 634,534 shares of our common stock through this Reoffer Prospectus, representing shares that have been issued to the Selling Stockholders, or are issuable upon exercise of options granted to the Selling Stockholders and have vested as of the date hereof, pursuant to the 2006 Plan.

If, subsequent to the date of this Reoffer Prospectus, we grant any further awards to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this Reoffer Prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

The following table provides, as January 11, 2017, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including:

•	the number of common stock owned by each Selling Stockholder prior to this offering;
•	the total number of common stock that are to be offered by each Selling Stockholder;
•	the total number of common stock that will be owned by each Selling Stockholder upon completion of the offering; and
•	the percentage owned by each Selling Stockholder

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders. Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issued pursuant to our 2006 Plan. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling Stockholders. Except as described below and to our knowledge, the named Selling Stockholders beneficially own and has sole voting and investment power over all common stock or rights to these common stock.

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Because the Selling Stockholders may offer all or part of the common stock currently owned, which they own pursuant to the offering contemplated by this Reoffer Prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common stock currently owned offered by this Reoffer Prospectus may be offered from time to time by the Selling Stockholders named below.

	Shares Beneficially Owned Prior to this Offering(1)			Number of Shares Being		Shares Beneficially Owned Upon Completion of this Offering(1)
Name	#		%(2)	Offered		#	%
John A. Conklin	375,259	(3)	1.31	288,666	(4)	86,593	*
Alastair Livesey	172,734	(5)	*	142,734		30,000	*
Joseph Sierchio	167,568	(6)	*	129,234		38,334	*
Scott Hammond	36,400	(7)	*	36,400		0	0
Briana Erickson	37,500	(8)	*	37,500		0	0
Total	789,461			634,534		154,927

__________

* less than 1%

(1)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days. “Shares Beneficially Owned After the Offering” assumes the sale of all of the common stock offered by this Reoffer Prospectus and no other purchases or sales of our common stock by the Selling stockholders and does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered will be determined from time to time by each Selling Stockholder at their sole discretion.

(2)

Applicable percentage ownership is based on 28,666,741 shares of common stock outstanding as of January 11, 2017, together with securities exercisable or convertible into shares of common stock within 60 days of January 11, 2017, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 11, 2017, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Includes 100,000 shares of common stock issued to Mr. Conklin for his service as a member of our Board of Directors, 225,259 shares of common stock received by Mr. Conklin upon the exercise of vested stock options granted under the 2006 Plan and 50,000 shares reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 400,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested. Mr. Conklin has entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 15, 2017.

(4)	Represents the maximum number of shares that may be reoffered and sold by Mr. Conklin in a three month period pursuant to Rule 144(e); consists of 286,666 shares of common stock.

(5)

Includes 100,000 shares of common stock issued to Mr. Livesey for his service as a member of our Board of Directors, 39,400 shares issued to Mr. Livesey upon the exercise of vested stock options granted under the 2006 Plan and 33,334 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Includes 10,000 shares Mr. Livesey gifted to each of Hilary Livesey and James Livesey, his wife and son, respectively, who may sell their shares pursuant to this Reoffer Prospectus. Mr. Livesey entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 15, 2017.

(6)

Includes 8,334 shares of common stock owned by Mr. Sierchio, 95,000 shares of common stock issued to Mr. Sierchio for his service as a member of our Board of Directors, 47,567 shares issued to Mr. Sierchio upon the exercise of vested stock options granted under the 2006 Plan and 16,667 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Mr. Sierchio entered into a lock-up agreement restricting him from selling 30,000 of his shares through November 15, 2017.

(7)

Includes 16,400 shares issued to Dr. Hammond upon the exercise of vested stock options granted under the 2006 Plan and 20,000 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 10,000 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

(8)

Includes 37,500 shares of common stock reserved for issuance upon the exercise of vested stock options granted under the 2006 Plan. Does not include 7,500 shares of common stock reserved for issuance upon exercise of stock options granted under the 2006 Plan that have not yet vested.

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PLAN OF DISTRIBUTION

Timing of Sales

Under our 2006 Plan, we are authorized to issue up to 5,000,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this Reoffer Prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price; or
•	such other price as the selling stockholders determine from time to time.

Manner of Sale

To the extent permissible, the common stock may be sold by means of one or more of the following methods:

•	a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this Reoffer Prospectus;
•	ordinary brokerage transactions in which the broker solicits purchasers;
•	through options, swaps or derivatives;
•	in transactions to cover short sales;
•	privately negotiated transactions; or
•	in a combination of any of the above methods

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The Selling Stockholders may sell their common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common stock. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of common stock at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If the Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

•	may not engage in any stabilization activities in connection with our common stock;
•	may not cover short sales by purchasing shares while the distribution is taking place; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

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In addition, we will make copies of this Reoffer Prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to include, but not limited to, legal, accounting, EDGARization and filing fees, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the common stock offered by this Reoffer Prospectus has been passed upon by Satterlee Stephens LLP. Mr. Joseph Sierchio, a partner of the firm, is a member of our Board of Directors and a named Selling Stockholder. Mr. Sierchio is the owner of 150,901 shares of our common stock and holds options to purchase 16,667 shares of our common stock. There are 129,234 shares owned by, or issuable upon exercise of vested options to, Mr. Sierchio registered pursuant to the Reoffer Prospectus included as part of this registration statement.

EXPERTS

The consolidated financial statements as of and for the fiscal years ended August 31, 2016 and 2015, incorporated by reference in this Reoffer Prospectus, have been audited by Peterson Sullivan, LLP, our independent registered public accounting firm, as stated in their report appearing therein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below.

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The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2016, filed with the SEC on January 10, 2017;
•	Our Annual Report on Form 10-K for the year ended August 31, 2016, filed with the SEC on November 21, 2016;
•	Our Form 8-K filed with the SEC on November 18, 2016;
•	The Description of Our Securities contained in our Registration Statement on Form S-1 filed with the SEC on July 29, 2016;
•	Our Form 8-K filed with the SEC on January 7, 2016;
•	Our Form 8-K filed with the SEC on December 19, 2014;
•	Our Form 8-K filed with the SEC on January 31, 2014
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on September 18, 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This Reoffer Prospectus is part of a registration statement on Form S-8 that we filed with the SEC. Certain information in the registration statement has been omitted from this Reoffer Prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s website at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Reoffer Prospectus does not constitute an offer to buy any security other than the securities offered by this Reoffer Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this Reoffer Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

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REOFFER PROSPECTUS

634,534 SHARES

SOLARWINDOW TECHNOLOGIES, INC. COMMON STOCK

January 13, 2017

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Reoffer Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this Reoffer Prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about us and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2016, filed with the SEC on January 10, 2017;
•	Our Annual Report on Form 10-K for the year ended August 31, 2016, filed with the SEC on November 21, 2016;
•	Our Form 8-K filed with the SEC on November 18, 2016;
•	The Description of Our Securities contained in our Registration Statement on Form S-1 filed with the SEC on July 29, 2016;
•	Our Form 8-K filed with the SEC on January 7, 2016;
•	Our Form 8-K filed with the SEC on December 19, 2014;
•	Our Form 8-K filed with the SEC on January 31, 2014
•	Our Form 8-K filed with the SEC on January 15, 2014;
•	Our Form 8-K filed with the SEC on January 28, 2013, as amended by the Form 8-K/A filed with the SEC on February 6, 2013;
•	Our Form 8-K filed with the SEC on March 21, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on September 18, 2008.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering of common stock shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the address or telephone number listed in Part I.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered by this Reoffer Prospectus has been passed upon by Saterlee Stephens LLP. Mr. Joseph Sierchio, a partner of the firm, is a member of our Board of Directors and a named Selling Stockholder. Mr. Sierchio is the owner of 150,901 shares of our common stock and holds options to purchase 16,667 shares of our common stock. There are 129,234 shares owned by, or issuable upon exercise of vested options to, Mr. Sierchio registered pursuant to the Reoffer Prospectus included as part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

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Item 7. Exemption from Registration Claimed.

The shares of common stock which may be sold pursuant to the Reoffer Prospectus for the respective accounts of the Selling Stockholders issued to the Selling Stockholders under the 2006 Plan were issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended.(1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to SolarWindow Technologies, Inc.(2)

3.3	Certificate of Amendment to the Articles of Incorporation increasing the authorized shares from 100,000,000 to 300,000,000.(3)

3.4	Certificate of Change to the Articles of Incorporation relating to the one-for-three reverse stock split.(3)

3.5	Bylaws.(1)

5.1	Opinion of Satterlee Stephens LLP regarding the legality of the securities being registered.*

23.1	Consent of Satterlee Stephens LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Peterson Sullivan LLP.(5)

24.1	Power of Attorney.(6)

99.1	2006 Incentive Stock Option Plan.(4)

___________

* Filed herewith.

(1)	Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by Registrant on April 16, 2010.

(2)	Incorporated by reference to the Form 8-K filed by Registrant on March 4, 2015.

(3)	Incorporated by reference to the Form 8-K filed by Registrant on March 21, 2011.

(4)	Incorporated by reference to the Form S-8 filed by Registrant on March 15, 2011.

(5)	Incorporated by reference to the Annual Report on Form 10-K filed by Registrant on November 21, 2016.

(6)	Incorporated by reference to the Post-Effective Amendment #1 to the Form S-8 filed by Registrant on June 1, 2012.

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Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on January 13, 2017.

SOLARWINDOW TECHNOLOGIES, INC.

By:	/s/ John A Conklin
Name:	John A. Conklin
Title:	President and Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: January 13, 2017	By:	/s/ John A Conklin
	Name:	John A. Conklin
	Title:	President and Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Dated: January 13, 2017	By:	*
	Name:	Alastair Livesey
	Title:	Director

Dated: January 13, 2017	By:	*
	Name:	Joseph Sierchio
	Title:	Director

	*By:	/s/ John A. Conklin
	Name:	John Conklin
	Title:	Attorney-in-fact

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